UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Darling International Inc.

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251 O’Connor Ridge Boulevard, Suite 300
Irving, Texas 75038

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 8, 2007

To the Stockholders of Darling International Inc.:

An Annual Meeting of Stockholders of Darling International Inc. will be held on Tuesday, May 8, 2007, at 10:00 a.m., local time, at the Four Seasons Resort and Club, 4150 N. MacArthur Blvd., Irving, Texas 75038, for the following purposes (which are more fully described in the accompanying Proxy Statement):

1.	To elect seven directors of Darling International Inc. to serve until the next annual meeting of stockholders (Proposal 1); and

2.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The affirmative vote of the holders of a plurality of the shares of our outstanding common stock voted at the Annual Meeting is required for the election of each of the nominees for director (assuming a quorum is present).

The Board of Directors unanimously recommends that you vote to approve Proposal 1.

The Board has fixed the close of business on March 23, 2007, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

You are cordially invited to attend the Annual Meeting. However, whether or not you expect to attend the Annual Meeting, to assure your shares are represented at the Annual Meeting, please date, execute and mail promptly the enclosed proxy in the enclosed envelope, for which no additional postage is required.

A copy of our Annual Report for the year ended December 30, 2006 is enclosed for your convenience.

By Order of the Board,
/ s / Joseph R. Weaver, Jr.

Joseph R. Weaver, Jr.
Secretary
Irving, Texas
April 10, 2007

Your vote is important.
Please execute and return promptly the enclosed proxy card in the envelope provided.

251 O’Connor Ridge Boulevard, Suite 300
Irving, Texas 75038

PROXY STATEMENT
FOR AN ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 8, 2007

This Proxy Statement is provided to the stockholders of Darling International Inc. (“Darling,” “we” or “our company”) in connection with the solicitation of proxies by our Board of Directors (the “Board”) to be voted at an Annual Meeting of Stockholders to be held at the Four Seasons Resort and Club, 4150 N. MacArthur Blvd., Irving, Texas 75038, at 10:00 a.m., local time, on Tuesday, May 8, 2007, and at any adjournment or postponement thereof. This Proxy Statement and the enclosed proxy is first being sent or given to stockholders on or about April 10, 2007. This Proxy Statement provides information that should be helpful to you in deciding how to vote on the matters to be voted on at the Annual Meeting.

We are asking you to elect the seven nominees as directors of Darling until the next annual meeting of stockholders (“Proposal 1”).

QUESTIONS AND ANSWERS ABOUT VOTING

What am I voting on?

The election of seven directors, each for a term of one year (“Proposal 1”).

Who is entitled to vote at the Annual Meeting?

You are entitled to vote your shares of Darling common stock at the Annual Meeting and any adjournment or postponement thereof if our records show that you owned your shares at the close of business on March 23, 2007. A total of 80,853,899 shares of common stock are eligible to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting. The enclosed proxy card shows the number of shares you are entitled to vote at the Annual Meeting.

How do I vote?

Your shares may only be voted at the Annual Meeting if you are present in person or are represented by proxy. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by proxy to assure that your shares will be represented. To vote by proxy, complete the enclosed proxy card and mail it in the postage-paid envelope provided, or you may vote by using the telephone or the Internet in accordance with the instructions provided on the enclosed proxy card.

You may revoke your proxy at any time before it is exercised by timely submission of a written revocation to our Secretary, submission of a properly executed later-dated proxy or by voting by ballot at the Annual Meeting. Voting by proxy will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. Attendance at the Annual Meeting will not by itself constitute a revocation of your proxy - you must vote at the Annual Meeting.

If your shares are held in the name of a bank, broker or other holder of record (i.e., a “street name”), you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

All shares that you are entitled to vote and that are represented by a properly-completed proxy received prior to the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly deliver your proxy but fail to indicate how your shares should be voted, the shares represented by your proxy will be voted FOR Proposal 1 and in the discretion of the persons named in the proxy as proxy appointees as to any other matter that may properly come before the Annual Meeting.

Who may attend the Annual Meeting?

All stockholders that were stockholders of Darling as of the record date March 23, 2007, or their authorized representatives, may attend the Annual Meeting. Admission to the Annual Meeting will be on a first-come, first-served basis. If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the Annual Meeting, you should bring proof of ownership to the Annual Meeting, such as a bank or brokerage account statement, to ensure your admission.

How will votes be counted?

The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares entitled to vote, is represented in person or by proxy. Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Under the rules of the American Stock Exchange (the “AMEX”), absent instructions from the beneficial owners, banks and brokers who hold shares in street name for beneficial owners have the authority to vote on the election of directors and on routine corporate matters.

With respect to the nominees for director under “Proposal 1 — Election of Directors,” to be elected, each nominee must receive a plurality of all votes cast (assuming a quorum is present). Accordingly, shares not voted in the election of directors (including shares covered by a proxy as to which authority is withheld to vote for all nominees) and shares not voted for any particular nominee (including shares covered by a proxy as to which authority is withheld to vote for less than all nominees) will not prevent the election of any of the nominees for director.

Who will count the votes?

Our transfer agent, Computershare Trust Company, N.A., will tally the vote and will serve as inspector of election at the Annual Meeting.

How are proxies being solicited and who will pay for the solicitation of proxies?

We will bear the expense of the solicitation of proxies. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and employees by other means, including telephone, over the Internet or in person. No special compensation will be paid to our directors, officers or employees for the solicitation of proxies. To solicit proxies, we will also request the assistance of banks, brokerage houses and other custodians, nominees or fiduciaries, and, upon request, will reimburse these organizations or individuals for their reasonable expenses in forwarding soliciting materials to beneficial owners and in obtaining authorization for the execution of proxies. We will also use the services of the proxy solicitation firm of Georgeson Inc. to assist in the solicitation of proxies. For these services, we will pay a fee that is not expected to exceed $7,500, plus out-of-pocket expenses.

Who can help answer my other questions and to whom should I send a request for copies of certain material?

If you have more questions about voting, wish to obtain another proxy card or wish to receive a copy of our Annual Report on Form 10-K for the fiscal year ended December 30, 2006 without charge, you should contact:

Joseph R. Weaver, Jr.
General Counsel and Secretary
Darling International Inc.
251 O’Connor Ridge Boulevard, Suite 300
Irving, Texas 75038
Telephone: 972.717.0300 Fax: 972.281.4475
E-mail: corporatesecretary@darlingii.com

CORPORATE GOVERNANCE

In accordance with the General Corporation Law of the State of Delaware, our certificate of incorporation, as amended, and our amended and restated bylaws, our business, property and affairs are managed under the direction of the Board.

Independent Directors

The Board has determined that each of O. Thomas Albrecht, C. Dean Carlson, Marlyn Jorgensen, Fredric J. Klink, Charles Macaluso and Michael Urbut meet the independence requirements of the AMEX.

Meetings of the Board

During the fiscal year ended December 30, 2006, the Board held five regular meetings and eight special meetings. Each of the directors attended at least 75% of all meetings held by the Board and all meetings of each committee of the Board on which the applicable director served during the fiscal year ended December 30, 2006.

Stockholder Communications with the Board

Stockholders and others who wish to communicate with the Board as a whole, or to individual directors, may write them: c/o Secretary, Darling International Inc., P.O. Box 141481, Irving, Texas 75014-1481. All communications sent to this address will be shared with the Board, or the lead director, if so addressed.

It is a policy of the Board to encourage directors to attend each annual meeting of stockholders. The Board’s attendance allows for direct interaction between stockholders and members of the Board. All of our directors attended our 2006 annual meeting of stockholders.

Chairman of the Board

Randall C. Stuewe, our Chief Executive Officer, serves as our Chairman of the Board pursuant to his employment agreement.

Lead Director

Because the Chairman of the Board is also the Chief Executive Officer, the Board has designated an independent director to serve as lead director to enhance the Board’s ability to fulfill its responsibilities independently. The Board appointed Mr. Macaluso as lead director. The lead director’s role includes:
●	convening and chairing meetings of the non-employee directors as necessary from time to time;
●	coordinating the work and meetings of the standing committees of the board;
●	acting as liaison between directors, committee chairs and management; and
●	serving as an information resource for other directors.

Committees of the Board

The Board has a nominating and corporate governance committee, audit committee and compensation committee.

Nominating and Corporate Governance Committee.   The nominating and corporate governance committee currently consists of Messrs. Klink (Chairman), Macaluso and Urbut, each of whom is independent under the rules of the AMEX and the SEC.  The nominating and corporate governance committee met two times during the fiscal year ended December 30, 2006.  The nominating and corporate governance committee is generally responsible for:

●	identifying, reviewing, evaluating and recommending potential candidates to serve as directors of our company;
●	recommending to the Board the number and nature of standing and special committees to be created by the Board;
●	recommending to the Board the members and chairperson for each Board committee;
●	developing, recommending and periodically reviewing and assessing our Corporate Governance Principles and Code of Conduct and making recommendations for changes to the Board;
●	establishing and periodically re-evaluating the standards for criteria for membership for, and the process of selection of, new directors for the Board;
●	communicating with our stockholders regarding nominees for the Board and considering whether to recommend these nominees to the Board;
●	reviewing the Board’s policy on compensation of directors and recommending to the Board any changes as appropriate;
●	reviewing and addressing any potential conflicts of interest of our directors and executive officers; and
●	developing criteria for and assisting the Board in its annual self-evaluation.

The Board has adopted a written charter for the nominating and corporate governance committee. A copy of our nominating and corporate governance committee charter can be found on our website at http://www.darlingii.com/investors/governance.html.

Audit Committee. The audit committee currently consists of Messrs. Urbut (Chairman), Albrecht, Jorgensen and Klink, each of whom is independent under the rules of the AMEX and the Securities and Exchange Commission (the “SEC”). The audit committee continued its long-standing practice of meeting directly with our internal audit staff to discuss the current year’s audit plan and to allow for direct interaction between the audit committee members and our internal auditors. The audit committee met five times during the fiscal year ended December 30, 2006. The audit committee is generally responsible for:
●	appointing, compensating, retaining and overseeing our independent auditors;
●	reviewing and discussing with management and our independent auditors the adequacy of our internal accounting controls and other factors affecting the integrity of our financial reports;
●	reviewing and discussing with management and our independent auditors critical accounting policies and the appropriateness of these policies;
●

reviewing and discussing with management and our independent auditors any material financial or non-financial arrangements that do not appear on the financial statements and any related party transactions;

●

reviewing our annual and interim reports to the SEC, including the financial statements and the “Management’s Discussion and Analysis” portion of those reports and recommending appropriate action to the Board;

●

discussing our audited financial statements and any reports of our independent auditors with respect to interim periods with management and our independent auditors, including a discussion with our independent auditors regarding the matters to be discussed by Statement of Auditing Standards No. 61 and No. 90;

●	reviewing relationships between our independent auditors and our company in accordance with Independence Standards Board Standard No. 1; and
●	creating and periodically reviewing our whistleblower policy.

    The Board has determined in its own business judgment that all members of the audit committee are financially literate and have financial management expertise. The Board has designated Mr. Urbut, an independent director, as an audit committee financial expert in accordance with the requirements of the AMEX and the SEC.

The Board has adopted a written charter setting out the audit-related functions that the audit committee is to perform. A copy of the audit committee charter can be found on our website at http://www.darlingii.com/investors/governance.html.

Please see page 31 of this Proxy Statement for the “Report of the Audit Committee.”

Compensation Committee. The compensation committee currently consists of Messrs. Albrecht (Chairman), Carlson, Macaluso and Urbut, each of whom is independent under the rules of the AMEX and the SEC. The compensation committee met six times during the fiscal year ended December 30, 2006. The compensation committee is generally responsible for:
●	establishing and reviewing our overall compensation philosophy and policies;
●	reviewing and approving corporate goals and individual objectives relevant to the compensation of our executive officers;
●	evaluating at least annually the performance of our executive officers in light of the approved goals and objectives;
●	examining and making recommendations to the Board with respect to the overall compensation program for managerial level employees;
●	reviewing and recommending to the Board new compensation programs for approval;
●	reviewing our incentive compensation, equity-based and other compensation plans on a periodic basis;
●	reviewing employee compensation levels;
●	drafting and discussing our Compensation Discussion and Analysis required to be included in our annual proxy statement and recommending its inclusion to the Board; and
●	preparing the report of the compensation committee for inclusion in our annual proxy statement.

The Board has adopted a written compensation committee charter setting forth meeting requirements and responsibilities of the compensation committee. A copy of the compensation committee charter can be found on our website at http://www.darlingii.com/investors/governance.html.

Please see page 18 of this Proxy Statement for the “Compensation Committee Report.”

Compensation Committee Interlocks and Insider Participation

During the year ended December 30, 2006, we had no “interlocking” relationships in which (i) an executive officer of Darling served as a member of the compensation committee of another entity, one of whose executive officers served on the compensation committee of Darling, (ii) an executive officer of Darling served as a director of another entity, one of whose executive officers served on the compensation committee of Darling, or (iii) an executive officer of Darling served as a member of the compensation committee of another entity, one of whose executive officers served as a director of Darling.

PROPOSAL 1 - ELECTION OF DIRECTORS

Introduction

Our current Board consists of seven members. At the Annual Meeting, seven directors are to be elected to hold office. The nominees for election as directors are: O. Thomas Albrecht, C. Dean Carlson, Marlyn Jorgensen, Fredric J. Klink, Charles Macaluso, Randall C. Stuewe and Michael Urbut.

At the Annual Meeting, the nominees for director are to be elected to hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. Each of the nominees has consented to serve as a director if elected. If any of the nominees become unable or unwilling to stand for election as a director (an event not now anticipated by the Board), proxies will be voted for a substitute as designated by the Board. The following table sets forth the age, principal occupation and certain other information for each of the nominees for election as a director.

Name	Age	Principal Occupation
Randall C. Stuewe	44

Mr. Stuewe has served as our Chairman and Chief Executive Officer since February 2003. From 1996 to 2002, Mr. Stuewe worked for ConAgra Foods, Inc. as executive vice president and most recently as president of Gilroy Foods. Prior to serving at ConAgra Foods, he spent twelve years in management, sales and trading positions at Cargill, Inc.

O. Thomas Albrecht	60
Mr. Albrecht was employed by McDonald’s Corporation from 1977 until his retirement in March 2001. Most recently, from 1995 until March 2001, Mr. Albrecht served as a senior vice president and chief purchasing officer of McDonald’s Corporation. Since March 1, 2007, Mr. Albrecht has served as President of R&J Construction Supply, Inc. Mr. Albrecht has served as a director of our company since May 2002.

C. Dean Carlson	69
Mr. Carlson was appointed to serve as a member of our Board upon consummation of our acquisition of substantially all of the assets of National By-Products, LLC (“NBP”) in May 2006. From January 1990 until May 2006, Mr. Carlson served as chairman of NBP. Mr. Carlson also served as NBP’s President and Chief Executive Officer from January 1990 until January 2001. He served in several other positions at NBP from 1964 through 1989.

Marlyn Jorgensen	67
Mr. Jorgensen was appointed to serve as a member of our Board upon consummation of our acquisition of substantially all of the assets of NBP. From 1990 until May 2006, Mr. Jorgensen served as a director of NBP. Since 1974, Mr. Jorgensen has been a member of the American Soybean Association and served as its president in 1990. He is also a member of the Iowa Farm Bureau and Iowa Producers Cooperative, in each of which he has held numerous positions.

Name	Age	Principal Occupation
Fredric J. Klink	73

Since December 31, 2001, Mr. Klink has been of counsel at the law firm of Dechert LLP. Prior thereto he was a partner at the law firm of Dechert LLP for more than five years. Mr. Klink’s law practice concentrates on mergers and acquisitions, securities, and international work. He received his LL.B. from Columbia Law School in 1960. Mr. Klink has served as a director of our company since April 1995.

Charles Macaluso	63
Since 1998, Mr. Macaluso has been a principal of Dorchester Capital, LLC, a management consulting and corporate advisory service firm focusing on operational assessment, strategic planning and workouts. From 1996 to 1998, he was a partner at Miller Associates, Inc., a workout, turnaround partnership focusing on operational assessment, strategic planning and crisis management. Mr. Macaluso currently serves as a director of the following companies: Global Crossing Ltd. (NYSE: GX), where he serves on the executive committee; Lazy Days RV SuperCenters, Inc. where he serves on the audit committee; and GEO Specialty Chemicals, where he serves as lead director. Mr. Macaluso has served as a director of our company since May 2002.

Michael Urbut	58
Mr. Urbut has served as a director of Fresh Start Bakeries, Inc. or its successor FSB Global Holdings, Inc. since May 1999 and currently serves as chair of its audit committee. Previous to 1999, Mr. Urbut worked in various management capacities at several foodservice-related companies. Mr. Urbut has served as a director of our company since May 2005.

Director Nomination Process

The Board is responsible for approving nominees for election as directors. To assist in this task, the Board has designated a standing committee, the nominating and corporate governance committee, which is responsible for reviewing and recommending nominees to the Board. As mentioned above, this committee is comprised solely of independent directors as defined by the rules of the AMEX and the SEC.

The Board has a policy of considering director nominees recommended by our stockholders. A stockholder who wishes to recommend a prospective board nominee for the nominating and corporate governance committee’s consideration can write to the Nominating and Corporate Governance Committee, c/o Secretary, Darling International Inc., P.O. Box 141481, Irving, Texas 75014-1481. In addition to considering nominees recommended by stockholders, our nominating and corporate governance committee also considers prospective board nominees recommended by current directors, management and other sources. Our nominating and corporate governance committee evaluates all prospective board nominees in the same manner regardless of the source of the recommendation.

In evaluating prospective nominees, including nominees recommended by stockholders, our nominating and corporate governance committee looks for the following minimum qualifications, qualities and skills:

●	highest personal and professional ethics, integrity and values;
●	outstanding achievement in the individual’s personal career;
●	breadth of experience;
●	ability to make independent, analytical inquiries;
●	ability to contribute to a diversity of viewpoints among board members;
●

willingness and ability to devote the time required to perform board activities adequately (in this regard, the committee will consider the number of other boards of directors on which the individual serves); and

●	ability to represent the total corporate interests of our company (a director will not be selected to, nor will he or she be expected to, represent the interests of any particular group).

Stockholders who wish to submit a proposal for inclusion of a nominee for director in our proxy materials must also comply with the deadlines and requirements of Rule 14a-8 promulgated by the SEC. Please see “Additional Information” in this Proxy Statement for more information regarding the procedures for submission by a stockholder of a director nominee or other proposals.

Required Vote

To be elected, each nominee for director must receive a plurality of all votes cast (assuming a quorum is present).

Recommendation of the Board

The Board unanimously recommends that the stockholders vote “FOR” each of the nominees set forth in Proposal 1.

OUR MANAGEMENT

Executive Officers and Directors

Our executive officers and directors, their ages and their positions as of March 23, 2007, are as follows. Our executive officers serve at the discretion of the Board.

Name	Age	Position
Randall C. Stuewe	44	Chairman of the Board and Chief Executive Officer
John O. Muse	58	Executive Vice President - Finance and Administration
Neil Katchen	61	Executive Vice President - Chief Operating Officer, Retail and Service
Mitchell Kilanowski	55	Executive Vice President - Commodities
Mark A. Myers	55	Executive Vice President - Chief Operating Officer, Midwest Rendering
Robert H. Seemann	56	Executive Vice President - Sales and Services
O. Thomas Albrecht (1) (2)	60	Director
C. Dean Carlson (2)	69	Director
Marlyn Jorgensen (1)	67	Director
Fredric J. Klink (1) (3)	73	Director
Charles Macaluso (2) (3)	63	Director
Michael Urbut (1) (2) (3) (4)	58	Director
                  ________________

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.
(4)	In accordance with requirements of the SEC and the AMEX listing requirements, the Board has designated Mr. Urbut as an audit committee financial expert.

For a description of the business experience of Messrs. Stuewe, Albrecht, Carlson, Jorgensen, Klink, Macaluso and Urbut, see “Proposal 1 - Election of Directors.”

John O. Muse has served as our Executive Vice President - Finance and Administration since February 2000. Since August 1998, Mr. Muse has served on an advisory board for FM Global.

Neil Katchen has served as our Executive Vice President - Operations (now known as Executive Vice President - Chief Operating Officer, Retail and Service) since November 2001. From October 1997 to November 2001, he served as Vice President of our Eastern Region.

Mitchell Kilanowski has served as our Executive Vice President - Commodities since August 2003. From January 1999 to August 2003, Mr. Kilanowski served as our Executive Vice President -Marketing and Research.

Mark A. Myers has served as our Executive Vice President - Chief Operating Officer, Midwest Rendering since May 2006. From January 2001 to May 2006 Mr. Myers served as President and Chief Executive Officer of National By-Products, LLC.

Robert H. Seemann has served as our Executive Vice President - Sales and Services since August 2004. From 2003 to 2004, Mr. Seemann served as Vice President of International and Foodservice of ConAgra Food Ingredients. From 2001 to 2003, Mr. Seemann served as Vice President Sales and Marketing of Gilroy Foods, a division of ConAgra.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of our company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Overview of Darling’s Compensation Program

The Compensation Committee (for purposes of this analysis, the “Committee”) of the Board oversees various executive and employee compensation plans and programs, and it has responsibility for continually monitoring these plans and programs to ensure that they adhere to our company’s compensation philosophy and objectives. The Committee determines the appropriate compensation levels of executives, evaluates officer and director compensation plans, policies and programs, and reviews benefit plans for officers and employees. The Committee ensures that the total compensation paid to the Chief Executive Officer, Executive Vice President-Finance and Administration (our principal financial officer) and the other individuals included in the Summary Compensation Table on page 19 is fair, reasonable and competitive. Throughout this Proxy Statement, our Chief Executive Officer and Executive Vice President-Finance and Administration during fiscal 2006, as well as the other individuals included in the Summary Compensation Table, are referred to as the “named executive officers.”

The Committee’s charter reflects the above-mentioned responsibilities, and the Committee and the Board periodically review and revise the charter. The Committee’s membership is determined by the Board and is composed entirely of independent directors. The Committee meets as often as appropriate, but not less than twice annually, and it may also consider and take action by written consent. Mr. Albrecht, the Committee chairman, reports on Committee actions and recommendations from time to time at Board meetings. In addition, the Committee has the authority to engage the services of outside advisers, experts and others to assist the Committee. During fiscal 2004, the Committee first engaged Hewitt Associates (“Hewitt”), an outside global human resources consulting firm, and continues to utilize Hewitt, to review executive compensation and our company’s incentive programs. The Committee met with Hewitt twice, and through its chairman, conducted numerous teleconferences with the consultant during the course of reviewing our company’s existing executive compensation scheme and structuring the Darling 2004 Omnibus Incentive Plan (the “2004 Omnibus Plan”). The 2004 Omnibus Plan was approved by our stockholders on May 11, 2005. Under the 2004 Omnibus Plan, the Committee has the discretion to create additional “subplans.” The Committee, in collaboration with Hewitt, subsequently adopted a Long-Term Incentive Program Policy Statement to use as guidance in issuing awards under Darling’s Long-Term Incentive Plan (the “LTIP”).

Compensation Program Objectives

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by our company, and that aligns executives’ interests with those of our stockholders by rewarding performance above established goals with the ultimate objective of improving stockholder value. In addition, the Committee evaluates both performance and compensation to ensure that we maintain the ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives in the Comparison Group (as defined below). To achieve these objectives, the Committee believes that executive compensation packages provided by our company to our executives, including the named executive officers, should include both cash and stock-based compensation that reward performance as measured against established goals.

Setting Executive Compensation

Based on the foregoing objectives, the Committee has structured our company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by our company and to reward the executives for achieving those goals. Moreover, each year the Committee reviews the executive compensation policies to ensure a nexus between executive compensation and the creation of stockholder value. Therefore, each executive’s compensation is linked directly to our company’s performance through our use of a bonus structure that rewards exceptional performance, based upon the achievement of pre-established financial and operational goals and individual management objectives. The Committee considers both long-term and near-term strategic and financial objectives in designing our company’s overall compensation programs. Each element of the program is addressed in the context of competitive conditions. In determining competitive compensation levels, the Committee considers annual guidance from Hewitt, particularly analysis provided by Hewitt with respect to total compensation and each element of compensation for executives in a general industry group of over 750 companies adjusted to our company’s annual revenues (collectively, the “Comparison Group”), and reviews of executive compensation paid by comparably-sized public companies. The Comparison Group was selected after reviewing a group of our direct competitor peer companies in 2004. The Committee concluded that the use of direct peers in the industry was too limiting (because of the relatively small number of direct peer companies) and too volatile, and could potentially distort the “market,” especially as our company evolves. Therefore, the Committee chose a broader and more diverse set of companies from a much larger database to ensure reliability and stability over time. This approach was used in fiscal years 2004, 2005 and 2006.

The Committee compares numerous elements of executive compensation (i.e., base salaries, annual incentive compensation, long-term incentive compensation, retirement benefits and certain material perquisites) to establish whether our company’s proposed compensation programs are competitive with those offered by members of the Comparison Group. The Committee generally sets total compensation for the named executive officers at or near the 50th percentile of total compensation paid to similarly situated executives of the companies comprising the Comparison Group. Variations from the 50th percentile level may occur, as dictated by the experience level of the individual and market factors. Further, the 50th percentile compensation target may be exceeded for a year in which performance significantly exceeds goals.

A significant percentage of total compensation is allocated to incentive compensation that rewards exceptional performance as a result of the objectives mentioned above. The Committee reviews information provided by Hewitt to determine the appropriate level and mix of incentive compensation, based on the Comparison Group and “best practices” employed by consistently high-performing companies. Income from incentive compensation is paid as a result of the performance of our company and/or the individual, depending on the type of award, compared to established goals. Although performance levels are established at levels that are reasonably obtainable, executive officers must attain better than expected planned performance in order to earn a significant percentage of available incentive compensation. For example, in fiscal 2005 and fiscal 2006, payout for all incentive based compensation (except for the incentive based compensation discussed under “Elements of Compensation for Fiscal 2006—Transaction Bonus”) was predicated upon the required achievement of at least 90% of target EBITDA. We did not obtain this pre-established financial performance goal for fiscal 2005 or for fiscal 2006 and, therefore, none of the compensation paid or awarded to the named executive officers for these fiscal years was performance-based (except for the incentive based compensation discussed under “Elements of Compensation for Fiscal 2006—Transaction Bonus”).

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions for the named executive officers. The Chief Executive Officer annually reviews the performance of each named executive officer (other than himself, as his performance is reviewed by the Committee). The conclusions reached by the Chief Executive Officer and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee. The Committee then exercises its discretion in modifying any recommended adjustments or awards to executives.

Elements of Compensation for Fiscal 2006

For fiscal 2006, the elements of compensation for the named executive officers were:

•	base salary;
•	annual incentive bonus;
•	long-term incentive compensation;
•	transaction bonus;
•	retirement benefits; and
•	perquisites and other personal benefits.

In addition, the employment agreement with our Chief Executive Officer and Senior Executive Termination Benefits Agreements with certain other named executive officers provide for potential payments upon termination of employment for a variety of reasons. Each of the elements of our company’s executive compensation program for fiscal 2006 is discussed in the following paragraphs.

Base Salary. Our company provides named executive officers and other employees with a base salary to compensate them for services rendered during each fiscal year. Base salary ranges for named executive officers are determined for each executive based on his position and responsibility by using market data supplied by Hewitt. Base pay is designed to be competitive compared with median prevailing market rates at general industrial companies that have similar total revenue and market capitalization and/or compete with our company for management talent. Executive positions are grouped by grades, which are part of our company’s overall salary structure. The base salaries of senior executives, in addition to those established by employment agreements, are reviewed periodically with Hewitt to determine if adjustment is necessary based on competitive practices and economic conditions. Base salary for senior executives will also be reviewed and adjustment may be made based on individual performance and the individual’s skills, experience and background.

Annual Incentive Bonus. Annual incentive compensation awards are made pursuant to the terms of our company’s Annual Incentive Plan. Our company’s Annual Incentive Plan is determined and administered by the Committee and provides incentive cash bonuses to corporate, regional and plant management employees. In determining the amount of target annual incentives under the Annual Incentive Plan, the Committee considers several factors, including:

•	the desire to ensure that a substantial portion of potential total compensation is performance-based; and
•	the advice of Hewitt as to compensation practices at other companies in the Comparison Group, as well as general information on “best practices” among high-performing companies.

In December 2005, the Committee established the target components of the 2006 Annual Incentive Plan with specific elements in both financial and operational areas. The target components for the executive officers included targeted Company performance levels for EBITDA, weighted at 50%, and individual performance goals such as collection/service charge revenue, operating expenses, safety goals and raw material procurement, weighted at 50%. Incentive earned under each component was calculated independently of the other components and was expressed in terms of a percentage of base salary. Award levels, like base salary levels, were set with reference to competitive conditions and were intended to motivate executives by providing substantial bonus payments for the achievement of both our company’s and individual goals. The Committee selected targeted EBITDA as the relevant company goal because the Committee believes that EBITDA growth is consistent with the overall goals and long-term strategic direction that the Board has set for our company. Further, EBITDA growth is closely related to or reflective of our company’s financial and operational improvements, growth, and return to stockholders. EBITDA is an important non-GAAP valuation tool that potential investors use to measure our profitability against other companies in our industry. Target EBITDA, which is set by the Committee and approved by the Board, was determined by using a combination of the following factors:

•	reasonable growth expectations taking into account a variety of circumstances faced by our company;
•	commodity market conditions and the related impact on our finished products and energy costs;
•	prior fiscal year EBITDA; and
•	stockholder expectations.

Individual initiatives were established based on objective factors. The types and relative importance of the individual objectives varied among our executives depending upon their positions and the particular operations or functions for which they were responsible.

    For fiscal 2006, at achievement of 100% of EBITDA, each executive officer had a bonus target ranging from 25% to 60% of base salary paid. Other than awards for the Chief Executive Officer and the Executive Vice President-Finance and Administration, potential award payout ranged from 0% to 60% of base salary paid for fiscal 2006, depending on performance against the pre-established financial goals and performance against other specific management objectives.

As mentioned above, our company did not obtain 90% of its target EBITDA for fiscal 2006 and, therefore, an annual incentive bonus was not paid or awarded to any of the named executive officers.

Long-Term Incentive Compensation. On June 16, 2005, the Committee adopted the LTIP for our key employees, as a subplan under the terms of the 2004 Omnibus Plan. The principal purpose of the LTIP is to encourage our executives to enhance the value of our company and, hence, the price of our company’s stock and the stockholders’ return. The long-term incentive component of the compensation system is also designed to create retention incentives for the individual and to provide an opportunity for increased equity ownership by executives.

Premium Stock Options. Under the LTIP, the named executive officers may receive annual grants of premium stock options with an exercise price of the fair market value (the closing price of a share of our common stock on the AMEX) on the date of the grant (or if there was no trading of our common stock on the date of grant, on the next preceding date on which there was trading in our common stock), plus 10%. The premium stock options vest over three years in equal increments and, therefore, are tied directly to stockholder returns. Stock options align executives’ interests with those of the stockholders because if the price of the stock does not appreciate by at least 10% from the price established at the grant date, the executive obtains no value. The number of options granted is determined by application of a formula designed to maintain the total annual compensation (a combination of cash, long-term incentives and other incentives) of the named executive officers near a 50th percentile target of total compensation for similarly situated executives in the Comparison Group. Premium stock options are granted only if our company achieves a certain EBITDA target determined by the Committee and approved by the Board as mentioned above. Premium stock options are not contemplated under our incentive plan for fiscal 2007.

Performance Based Restricted Stock. Restricted stock may also be granted under the LTIP (referred to below as “Performance Based Restricted Stock”). Generally, the Committee considers grants of Performance Based Restricted Stock every three years, beginning with fiscal 2004, and with the assistance of Hewitt determines the number of shares to be granted in each instance. The purpose for granting Performance Based Restricted Stock to executives is to enhance the incentive for them to remain with our company and to align their interests with attractive stockholder returns. Performance Based Restricted Stock does not have an exercise price and vests based upon either (i) an employee’s time and service with our company (generally six years) or (ii) predetermined increases in stock price. Award sizes are determined based upon a competitive compensation analysis and target compensation provided by Hewitt, and the entire award is granted when, but only if, a target EBITDA is achieved. Awards of Performance Based Restricted Stock were made on a selective basis during fiscal 2005 to individual executives (each a “2005 Restricted Stock Award”). The vesting of each 2005 Restricted Stock Award is based on an extended period of service of up to six years; however, in the event the closing stock price of our company’s common stock increases in a sustained manner by 25% over the price at the grant date for a period of thirty calendar days, 50% of the applicable grant vests, and in the event the closing stock price of our company’s common stock increases in a sustained manner by an additional 25% over the price at the grant date for a period of thirty calendar days, the remaining 50% of the applicable grant vests. On January 16, 2007, the Committee determined that the closing stock price of our company’s common stock had increased in a sustained manner by 25% over the price at the grant date for a period of thirty calendar days for each of the 2005 Restricted Stock Awards. Therefore, 50% of each 2005 Restricted Stock Award vested on that date. On February 26, 2007, the Committee determined that the closing stock price of our company’s common stock had increased in a sustained manner by an additional 25% over the price at the grant date for a period of thirty calendar days for Mr. Seemann’s 2005 Restricted Stock Award. Therefore, the remaining 50% of his 2005 Restricted Stock Award vested on that date.

Additional Awards. The Committee periodically evaluates the advisability of grants of long-term incentives to our executives and other employees. The Committee will make additional awards as it determines are appropriate, advisable and in the best interests of our company, all in accordance with the 2004 Omnibus Plan.

         Practices Regarding the Grant of Options and Other Equity-Based Awards. If applicable, our company generally makes grants to our named executive officers and other senior management on a once-a-year basis. Accordingly, the Committee typically makes all of these grants of options or other equity-based awards either near the end of the applicable fiscal year or in the beginning of the following fiscal year.

Our company does not have a program, plan or practice to time annual or ad hoc grants of stock options or other equity-based awards in coordination with the release of material non-public information or otherwise. Our company does not have any program, plan or practice of awarding options and setting the exercise price based on the stock’s price on a date other than the grant date. Our company does not have a practice of determining the exercise price of option grants by using average prices or lowest prices of our common stock in a period preceding, surrounding or following the grant date.

Amendment to 2004 Omnibus Plan. On January 16, 2007 upon recommendation of the Committee, the Board amended the 2004 Omnibus Plan to make it consistent with the requirements of Statement of Financial Accounting Standards (“SFAS”) No. 123R. The modification requires that the Committee substitute or adjust, as applicable, the number and kind of shares that may be issued under the 2004 Omnibus Plan or under particular forms of awards, the number and kind of shares subject to outstanding awards, the exercise price or grant price applicable to outstanding awards, the Annual Award Limits (as defined in the 2004 Omnibus Plan), and other value determinations applicable to outstanding awards in the event of any corporate event or transaction (including, but not limited to, a change in the shares of our company or the capitalization of our company) such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, dividend in kind, or other like change in capital structure (other than normal cash dividends) to our stockholders, or any similar corporate event or transaction.

As mentioned above, our company did not obtain 90% of its target EBITDA for fiscal 2006 and, therefore, no long-term incentive compensation was paid or awarded to any of the named executive officers.

Transaction Bonus. On March 9, 2006, the Committee approved an Integration Success Incentive Award Plan (the “Integration Success Plan”) for certain key employees of our company, including the named executive officers, pursuant to and in accordance with the 2004 Omnibus Plan in consideration of and conditioned upon the closing (“Closing”) of the acquisition of substantially all of the assets of National By-Products, LLC (“NBP”), by Darling National LLC, a wholly-owned subsidiary of Darling (the “NBP Acquisition”). The size of the awards granted under the Integration Success Plan were determined by the Committee based upon guidance from Hewitt as to similar awards granted in transactions of like size and nature as the NBP Acquisition. The individuals granted awards under the Integration Success Plan and the size of the award granted to each of these individuals were determined by the Committee based upon the Committee’s assessment of the expected required contribution of that individual to achieve Closing and to successfully integrate the assets acquired.

Closing Cash Payment. Under the Integration Success Plan, certain key employees of our company, including certain of the named executive officers, received a cash payment upon Closing. The amount of this cash payment for the applicable named executive officers is set forth in the Summary Compensation Table on page 19.

         Additional Stock-Based Compensation. Under the Integration Success Plan, certain key employees of our company and certain key employees of NBP who became employees of our company at Closing, including the named executive officers, will be entitled to receive a predetermined number of shares of our company’s common stock if the average of the per share closing price of our company’s common stock for each of the trading days included in the 90 prior consecutive calendar days ending with the calendar day immediately preceding the last day of the 13th full consecutive month following Closing (the “True-up Market Price”) is equal to or greater than $4.31, provided the applicable employee’s employment with our company has not terminated, voluntarily or involuntarily, prior to the determination of the True-up Market Price.

Retirement Benefits. Our company’s Salaried Employees’ Retirement Plan is a non-contributory defined benefit plan. Office and supervisory employees not covered under another plan automatically become participants in the Salaried Employee’s Retirement Plan on the earlier of January 1 or July 1 following completion of 1,000 hours of service in a consecutive twelve-month period. Upon meeting the eligibility requirement, employees are recognized as participants from the date of commencement of their service with our company. Eligible employees become fully vested in their benefits after completing five years of service. Benefits under the Salaried Employee’s Retirement Plan are calculated on “average monthly pay” based upon the highest 60 consecutive months of the latest 120 months (and subject to the limitations discussed above) and the years of service completed.

The basic pension benefit is equal to 45% of the employee’s average monthly pay, reduced proportionally for years of service less than 25 years. The multiple is increased 0.5% per year for years of service in excess of 25 years to a maximum of 15 additional years. Benefits are not subject to reduction for Social Security benefits or any other offset.

Mr. Myers is covered under an NBP 401(k) and profit sharing plan that was assumed by our company at Closing. See footnote 10 under the Summary Compensation Table on page 19 for more information with respect to the benefits received by Mr. Myers under these plans.

Perquisites and Other Personal Benefits. Our company provides named executive officers with perquisites and other personal benefits, reflected in the All Other Compensation column in the Summary Compensation Table on page 19, that our company and the Committee believe are reasonable and consistent with our overall compensation program to better enable our company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

These perquisites include automobile allowances and/or use of company automobiles, club dues and participation in the plans and programs described above.

Post-Termination Compensation. Our company has entered into an employment agreement with our Chief Executive Officer and Senior Executive Termination Benefits Agreements with certain other named executive officers that provide for potential payments and other benefits upon termination of employment for a variety of reasons. See “Employment Agreements” on page 21 for a description of these severance benefits.

The Committee believes that these severance arrangements are an important part of overall compensation for our named executive officers. The Committee also believes that these arrangements are important as a recruitment and retention device, as most of the companies with which we compete for executive talent have similar agreements in place for their senior employees.

Tax and Accounting Implications

Deductibility of Executive Compensation. We have structured our compensation program to comply with Internal Revenue Code Section 162(m). Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of that corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. Darling has no individuals with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit.

       Accounting for Stock Based Compensation. Our company’s stock option grant policies have been impacted by the implementation of SFAS No. 123R, which we adopted in the first quarter of fiscal 2006. Under this accounting pronouncement, we are required to value unvested stock options granted prior to our adoption of SFAS No. 123R under the fair value method and expense those amounts in the income statement over the stock option’s remaining vesting period. Based on this and other factors, it is likely that in the future we will favor the grant of restricted stock over the grant of stock options for the payment of equity-based compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on that review and those discussions, the Compensation Committee recommends to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee O. Thomas Albrecht, Chairman
C. Dean Carlson
Charles Macaluso
Michael Urbut

Summary Compensation Table

The following table sets forth certain information with respect to the total compensation paid or earned by each of our named executive officers for our fiscal years 2006, 2005 and 2004.
Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Change in Pension Value and Nonqualified Deferred Compen-sation Earnings (11)	All Other Compen-sation	Total

Randall C. Stuewe	2006	$525,000		$250,000	(1)	$200,600	(2)	—		$16,552	$19,167	(7)	$1,011,319
Chairman and	2005	475,000		—		1,399,880	(3)	$426,413	(6)	—	—		2,301,291
Chief Executive Officer	2004	425,000		448,800		—		—		—	176,296	(8)	1,050,096

John O. Muse	2006	300,000		150,000	(1)	133,399	(2)	—		49,449	15,656	(9)	648,504
Executive Vice President -	2005	292,500		—		230,2855	(4)	238,307	(6)	—	—		761,092
Finance and Administration	2004	285,000		263,625		—		—		—	—		548,625

Neil Katchen	2006	240,000		50,000	(1)	50,150	(2)	—		32,292	2,772		375,214
Executive Vice President -	2005	235,000		–		133,510	(4)	137,866	(6)	—	—		506,376
Chief Operating Officer, Retail and Service	2004	230,000		142,600		—		—		–	—		372,600

Mark A. Myers	2006	271,000	(12)	—		50,150	(2)	—		—	27,796	(10)	348,946
Executive Vice President -	2005	—		—		—		—		—	—		—
Chief Operating Officer, Midwest Rendering	2004	—		—		—		—		—	—		—

Robert H. Seemann	2006	195,000		—		20,060	(2)	—		36,509	14,366	(13)	265,935
Executive Vice President -	2005	190,000		—		42,7811	(5)	27,800	(6)	—	—		260,581
Sales and Services	2004	109,577		82,182		—		—		—	146,994	(8)	338,753

(1)	Represents the closing cash payment pursuant to the Integration Success Incentive Award Plan paid upon closing of the NBP Acquisition.
(2)

Represents the aggregate grant date fair value under SFAS No. 123R of the potential additional stock-based compensation payable in our common stock pursuant to the Integration Success Incentive Award Plan if the average of the per share closing price of our common stock for each of the trading days included in the 90 prior consecutive calendar days ending with the calendar day immediately preceding the last day of the 13th full consecutive month following the closing of the NBP Acquisition, or June 30, 2007, is equal to or greater than $4.31, provided the applicable employee’s employment with our company has not terminated, voluntarily or involuntarily, prior to June 30, 2007. See Note 12 of the consolidated financial statements in our Annual Report for the fiscal year ended December 30, 2006 regarding assumptions underlying valuation of equity awards.

(3)

Represents the aggregate grant date fair value under SFAS No. 123R of awards of 104,400 and 250,000 shares of restricted stock on May 11, 2005 with vesting to occur after the expiration of six and four years, respectively, from November 19, 2004. The market closing price on that date was $3.95 per share. See Note 12 of the consolidated financial statements in our Annual Report for the fiscal year ended December 30, 2006 regarding assumptions underlying valuation of equity awards.

(4)

Represents the aggregate grant date fair value under SFAS No. 123R of awards of restricted stock on May 11, 2005 with vesting to occur after the expiration of six years from November 19, 2004. The market closing price on that date was $3.95 per share. See Note 12 of the consolidated financial statements in our Annual Report for the fiscal year ended December 30, 2006 regarding assumptions underlying valuation of equity awards.

(5)
Represents the aggregate grant date fair value under SFAS No. 123R of an award of restricted stock on June 16, 2005 with vesting to occur after the expiration of six years from June 16, 2005. The market closing price on that date was $3.58 per share. See Note 12 of the consolidated financial statements in our Annual Report for the fiscal year ended December 30, 2006 regarding assumptions underlying valuation of equity awards.

(6)

Represents the aggregate grant date fair value under SFAS No. 123R of premium stock options that were granted at an exercise price 10% above the closing stock price on the date of grant. See Note 12 of the consolidated financial statements in our Annual Report for the fiscal year ended December 30, 2006 regarding assumptions underlying valuation of equity awards.

(7)	Represents $14,811 in personal auto use, $3,936 in club dues paid by our company and $420 in group life insurance premiums.
(8)	Represents relocation cost reimbursement.
(9)	Represents $9,914 in personal auto use, $3,936 in club dues paid by our company and $1,806 in group life insurance premiums.
(10)	Represents contributions by our company into a defined contribution plan for Mr. Myers for fiscal 2006.
(11)	Represents the change in the present value of accumulated pension benefits during fiscal 2006.
(12)

Mr. Myers became an employee of our company upon consummation of the NBP Acquisition on May 15, 2006. The salary for Mr. Myers represents that portion of Mr. Myers’ 2006 base salary of $427,215 paid by us from May 15, 2006 through December 30, 2006.

(13)	Represents $8,676 in personal auto use, $3,936 in club dues paid by our company and $1,754 in group life insurance premiums.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to the plan-based awards granted to the named executive officers during the fiscal year ended December 30, 2006.
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares	All Other Option Awards: Number of Securities	Exercise or Base Price
		Threshold ($)	Target ($) (1)	Maximum ($)	Threshold (#)	Target (#) (2)	Maximum (#)	of Stock or Units (#)	Underlying Options (#)	of Option Awards ($/Sh)
Randall C. Stuewe	3/9/06		$250,000			100,000

John O. Muse	3/9/06		$150,000			66,500

Neil Katchen	3/9/06		$50,000			25,000

Mark A. Myers	3/9/06					25,000

Robert H. Seemann	3/9/06					10,000

(1)	Represents the closing cash payment pursuant to the Integration Success Incentive Award Plan paid upon closing of the NBP Acquisition.

(2)
Represents the number of shares of stock that may be paid as additional stock-based compensation pursuant to the Integration Success Incentive Award Plan if the average of the per share closing price of our common stock for each of the trading days included in the 90 prior consecutive calendar days ending with the calendar day immediately preceding the last day of the 13th full consecutive month following the closing of the NBP Acquisition, or June 30, 2007, is equal to or greater than $4.31, provided the applicable employee’s employment with our company has not terminated, voluntarily or involuntarily, prior to June 30, 2007.

Employment Agreements

Stuewe Employment Agreement. We are party to an employment agreement with Mr. Stuewe dated July 1, 2003, as amended, pursuant to which Mr. Stuewe is employed through February 3, 2008, subject to (i) Mr. Stuewe’s right to terminate the agreement on not less than six months notice, with or without cause, (ii) automatic extension or multiple extensions for successive one-year periods after February 3, 2008, unless terminated by not less than six months prior notice by either our company or Mr. Stuewe prior to February 3, 2008 or the expiration of any extension, and (iii) termination by our company with or without cause as defined in the agreement.

Mr. Stuewe is employed as our Chairman and Chief Executive Officer. The employment agreement provides for an initial annual base salary of $400,000, subject to annual increases at the discretion of the compensation committee of our Board. The agreement also provides for Mr. Stuewe to receive our standard retirement and welfare benefits for executive officers. Furthermore, under his employment agreement, Mr. Stuewe is entitled to exclusive use of an automobile having a manufacturer's suggested retail price not to exceed $65,000.

At the commencement of Mr. Stuewe’s initial employment agreement, February 3, 2003, we granted Mr. Stuewe stock options to purchase 250,000 shares of our common stock at $1.96 per share (an exercise price equal to 100% of the fair market value of our common stock on that date) pursuant to the terms of our 1994 Employee Flexible Stock Option Plan and an individual stock option agreement between Mr. Stuewe and us. On each of February 3, 2003, 2004, 2005 and 2006, 62,500 options became exercisable.

In addition, at the commencement of Mr. Stuewe’s current employment agreement, we granted Mr. Stuewe stock options to purchase 250,000 shares of our common stock at $2.30 per share (an option exercise price equal to 100% of the fair market value of our common stock on the effective date), pursuant to the terms of the 1994 Employee Flexible Stock Option Plan and an individual stock option agreement between Mr. Stuewe and us. On each of July 1, 2003, 2004, 2005 and 2006, 62,500 options became exercisable.

During his employment period, Mr. Stuewe is eligible for a bonus in an amount equal to 60% or greater of Mr. Stuewe’s then current base salary based upon the relationship of actual EBITDA (as defined in his employment agreement) for a fiscal year to budgeted EBITDA for that fiscal year, as well as agreed upon goals as established by the Board for that fiscal year.

Mr. Stuewe’s employment agreement also includes a severance agreement. This severance agreement is discussed under the heading “Potential Payments upon Termination or Change-in-Control” on page 24.

Myers Employment Agreement. We are also party to an employment agreement with Mr. Myers dated February 28, 2006, as amended, pursuant to which Mr. Myers is employed through December 31, 2007, subject to (i) termination by reason of death or total disability, (ii) termination by our company for cause as defined in the agreement or (iii) Mr. Myers’ right to terminate the agreement.

Mr. Myers is employed as Executive Vice President-Chief Operating Officer, Midwest Rendering. The employment agreement provides for an initial annual base salary of $ 427,215, subject to annual increases at the discretion of the compensation committee of our Board. The agreement also provides that Mr. Myers is entitled to continued participation in the health insurance, vacation, holiday, profit-sharing and 401(k) plans in place on the date of signing of the Asset Purchase Agreement between our company and NBP (December 19, 2005) or comparable plans. In addition, Mr. Myers is entitled to a motor vehicle allowance of $700 per month.

    During his employment period, Mr. Myers is eligible to participate in our company’s Annual Incentive Plan of which 35% of Mr. Myers’ annual base salary (prorated for any partial year) is used for bonus calculations.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer that are outstanding as of fiscal year ended December 30, 2006:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)

Randall C. Stuewe	250,000 250,000 84,733 27,533	--- --- 42,367 55,067	$1.96 $2.30 $4.16 $3.94	02/03/2013 07/01/2013 11/19/2014 06/16/2015	454,400 (3)	$2,517,376

John O. Muse	45,000 47,333 15,400	--- 23,667 30,800	$0.50 $4.16 $3.94	06/04/2011 11/19/2014 06/16/2015	124,800 (4)	$691,392

Neil Katchen	73,800 27,400 8,900	--- 13,700 17,800	$0.50 $4.16 $3.94	06/04/2011 11/19/2014 06/16/2015	58,800 (5)	$325,752

Mark A. Myers	---	---	---	---	25,000 (6)	$138,500

Robert H. Seemann	4,850	9,700	$3.94	06/16/2015	21,950 (7)	$121,603

(1)	These premium stock options vest in three equal installments each year beginning on the first anniversary of the grant date.
(2)

These figures include the number of shares of stock that may be paid as additional stock-based compensation pursuant to the Integration Success Incentive Award Plan as explained in more detail in footnote 2 of the Grants of Plan-Based Awards table above.

(3)

These awards consist of (i) 250,000 restricted shares that will vest 100% on the fourth anniversary of the grant date, (ii) 104,400 restricted shares that will vest 100% on the sixth anniversary of the grant date, subject to (a) an acceleration of 50% of the shares if the closing price of our stock attains at least $4.73 and the closing price is sustained at or above this level for a period of thirty days, and (b) an acceleration of the remaining 50% of the shares if the closing price of our stock attains at least $5.67 and the closing price is sustained at or above this level for a period of thirty days, and (iii) 100,000 shares of our common stock pursuant to the Integration Success Incentive Award Plan if the average of the per share closing price of our common stock for each of the trading days included in the 90 prior consecutive calendar days ending with the calendar day immediately preceding the last day of the 13th full consecutive month following the closing of the NBP Acquisition, or June 30, 2007, is equal to or greater than $4.31.

(4)

These awards consist of (i) 58,300 restricted shares that will vest 100% on the sixth anniversary of the grant date, subject to (a) an acceleration of 50% of the shares if the closing price of our stock attains at least $4.73 and the closing price is sustained at or above this level for a period of thirty days, and (b) an acceleration of the remaining 50% of the shares if the closing price of our stock attains at least $5.67 and the closing price is sustained at or above this level for a period of thirty days, and (ii) 66,500 shares of our common stock pursuant to the Integration Success Incentive Award Plan if the average of the per share closing price of our common stock for each of the trading days included in the 90 prior consecutive calendar days ending with the calendar day immediately preceding the last day of the 13th full consecutive month following the closing of the NBP Acquisition, or June 30, 2007, is equal to or greater than $4.31.

(5)
These awards consist of (i) 33,800 restricted shares that will vest 100% on the sixth anniversary of the grant date, subject to (a) an acceleration of 50% of the shares if the closing price of our stock attains at least $4.73 and the closing price is sustained at or above this level for a period of thirty days, and (b) an acceleration of the remaining 50% of the shares if the closing price of our stock attains at least $5.67 and the closing price is sustained at or above this level for a period of thirty days, and (ii) 25,000 shares of our common stock pursuant to the Integration Success Incentive Award Plan if the average of the per share closing price of our common stock for each of the trading days included in the 90 prior consecutive calendar days ending with the calendar day immediately preceding the last day of the 13th full consecutive month following the closing of the NBP Acquisition, or June 30, 2007, is equal to or greater than $4.31.

(6)

This award consists of 25,000 shares of our common stock pursuant to the Integration Success Incentive Award Plan if the average of the per share closing price of our common stock for each of the trading days included in the 90 prior consecutive calendar days ending with the calendar day immediately preceding the last day of the 13th full consecutive month following the closing of the NBP Acquisition, or June 30, 2007, is equal to or greater than $4.31.

(7)

These awards consist of (i) 11,950 restricted shares that will vest 100% on the sixth anniversary of the grant date, subject to (a) an acceleration of 50% of the shares if the closing price of our stock attains at least $4.48 and the closing price is sustained at or above this level for a period of thirty days, and (b) an acceleration of the remaining 50% of the shares if the closing price of our stock attains at least $5.37 and the closing price is sustained at or above this level for a period of thirty days, and (ii) 10,000 shares of our common stock pursuant to the Integration Success Incentive Award Plan if the average of the per share closing price of our common stock for each of the trading days included in the 90 prior consecutive calendar days ending with the calendar day immediately preceding the last day of the 13th full consecutive month following the closing of the NBP Acquisition, or June 30, 2007, is equal to or greater than $4.31.

Option Exercises and Stock Vested

There were no options exercised by or stock awards that vested for any of the named executive officers during the fiscal year ended December 30, 2006.

Pension Benefits

The following table shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each named executive officer, under our Salaried Employees’ Retirement Plan determined using interest rate and post-retirement mortality rate assumptions. These values are calculated assuming retirement at age 62, the earliest age at which a participant can receive an unreduced retirement benefit from our Salaried Employees’ Retirement Plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Randall C. Stuewe	Salaried Employees’ Retirement Plan	3.58	$57,485	---
John O. Muse	Salaried Employees’ Retirement Plan	8.92	$308,768	---
Neil Katchen	Salaried Employees’ Retirement Plan	36.33	$1,024,699	---
Robert H. Seemann	Salaried Employees’ Retirement Plan	2.33	$77,794	---

If the named executive officers remain employees of our company until they reach age 65, the years of credited service for Messrs. Stuewe, Muse, Katchen and Seemann will be as follows: Stuewe, 25 years; Muse, 16 years; Katchen, 40 years; and Seemann, 11 years. Mark Myers is not a participant in the Salaried Employees’ Retirement Plan.

Information regarding our Salaried Employees’ Retirement Plan can be found under the heading “Elements of Compensation for Fiscal 2006 - Retirement Benefits” on page 16.

Potential Payments upon Termination or Change-in-Control

Mr. Stuewe’s employment agreement includes a severance agreement, which provides that we shall pay or continue to pay him (i) his base salary in effect at the time of termination until the later of February 3, 2008 or the one-year anniversary of his termination (the “Salary Continuation Period”), (ii) any bonus as provided in his employment agreement, (iii) continuing coverage under health and dental insurance for Mr. Stuewe and his family and (iv) reasonable relocation expenses. During the Salary Continuation Period, Mr. Stuewe will continue to accrue time in service toward vesting in our company's Salaried Employee Pension Plan, to the extent that plan is in effect at the time and these accruals are permissible under the plan.

Mr. Stuewe’s employment agreement contains covenants for the benefit of our company relating to non-competition during his employment and for one year thereafter, protection of our confidential information, and non-solicitation of our customers, employees and consultants during his employment and for one year thereafter.

We have also entered into severance agreements with each of Messrs. Muse, Katchen, Myers and Seemann, which provide that, subject to certain conditions, we shall continue to pay the applicable executive upon any termination of his employment (except termination by reason of the voluntary resignation, termination for cause or termination by reason of normal retirement) (i) his base salary in effect at the time of his termination, (ii) any accrued vacation pay due but not yet taken at the date of his termination, (iii) life, disability, health and dental insurance, and certain other similar fringe benefits of our company (or similar benefits provided by our company) in effect immediately prior to the date of termination for a period of one year from the date of termination to the extent allowed under the applicable policies.

These severance agreements contain covenants for the benefit of our company relating to the protection of our confidential information and requiring the executive officer to mitigate required payments under the severance agreement by seeking other comparable employment as promptly as practicable after termination and causing any amount earned from any other employment to offset amounts payable under the severance agreement. The employee fringe benefits provided for in these severance agreements terminate when the executive officer obtains other employment.

The table below reflects the amount of compensation to each of the named executive officers of our company in the event of termination of such executive officer’s employment or upon a change in control. The amount of compensation payable to each named executive officer upon termination for cause, voluntary resignation, termination without cause, termination due to death or disability, or upon a change in control is shown below. The amounts shown assume that the termination was effective as of December 30, 2006, and thus include amounts earned through that date and are estimates of the amounts that would be paid to each executive officer listed upon his termination. The actual amounts to be paid can only be determined at the time of the applicable executive officer’s separation from the Company.

Name	For Cause	Voluntary Resignation	Without Cause		Death or Disability		Change in Control
Randall C Stuewe (18)
Compensation	---	---	$550,000	(1)	---		---
Life Insurance Benefits	---	---	---		$1,100,000	(2)	---
Accrued vacation (3)	$40,000	$40,000	40,000		40,000		---
Health and Welfare (4)	---	---	11,000		---		---
Disability income	---	---	---		1,443,000	(5)	---
Equity awards	---	---	693,000	(6)	2,664,000	(7)	$2,110,000	(7)
Relocation Expenses	---	---		(8)	---		---

John O. Muse (9)
Compensation	---	---	291,000	(10)	---		---
Life Insurance Benefits	---	---	---		350,000	(11)	---
Accrued vacation (3)	30,000	30,000	30,000		30,000		---
Health and Welfare (4)	---	---	8,000		---		---
Disability income	---	---	---		676,000	(12)	---
Executive outplacement	---	---	10,000	(13)	---		---
Equity awards	---	---	---		---		405,000	(14)

Neil Katchen (9)
Compensation	---	---	233,000	(10)	---		---
Life Insurance Benefits	---	---	---		350,000	(11)	---
Accrued vacation (3)	48,000	48,000	48,000		48,000		---
Health and Welfare (4)	---	---	8,000		---		---
Disability income	---	---	---		371,000	(12)	---
Executive outplacement	---	---	10,000	(13)	---		---
Equity awards	---	---	---		---		235,000	(14)

Mark A. Myers
Compensation	---	---	414,000	(15)	---		---
Life Insurance Benefits	---	---	---		425,000	(16)	---
Accrued vacation (3)	48,000	48,000	48,000		48,000		---
Health and Welfare (4)	---	---	8,000		---		---

Robert H. Seemann (9)
Compensation	---	---	189,000	(10)	---		---
Life Insurance Benefits	---	---	---		350,000	(11)	---
Accrued vacation (3)	19,000	19,000	19,000		19,000		---
Health and Welfare (4)	---	---	7,000		---		---
Disability income	---	---	---		766,000	(12)	---
Executive outplacement	---	---	10,000	(13)	---		---
Equity awards	---	---	---		---		82,000	(17)

(1)	Reflects the estimated present value of compensation to be paid to Mr. Stuewe until February 3, 2008.
(2)
Reflects the lump-sum proceeds payable to Mr. Stuewe’s designated beneficiary upon his death, which is two times his then-effective base salary from a group life insurance policy maintained by our company at its sole expense.

(3)	Reflects lump-sum earned and accrued vacation not taken.
(4)
Reflects the estimated lump-sum present value of all future premiums paid to or on behalf of the applicable executive officer for medical, dental, basic life and accidental death and dismemberment, as well as short and long-term disability.

(5)
Reflects the lump-sum present value of all future payments that Mr. Stuewe would be entitled to receive under his employment agreement upon disability. Mr. Stuewe would be entitled to receive disability benefits until he reaches age 65.

(6)
Reflects the acceleration of vesting of 50% of Mr. Stuewe’s 250,000 shares of restricted stock with the value based on the most recent closing price of our common stock on December 30, 2006 of $5.54 per share.

(7)
Reflects the acceleration of vesting of 100% of Mr. Stuewe’s 250,000 and 104,400 shares of unvested restricted stock with the value based on the most recent closing price of our common stock on December 30, 2006 of $5.54 per share, as well as 100% vesting of the previously unvested shares of his premium options. The value of his previously unvested 42,367 premium options, granted November 19, 2004, is calculated by multiplying these options by the difference in the price of our common stock on December 30, 2006 of $5.54 per share and the exercise price of $4.16 per share. The value of his previously unvested 55,067 premium options, granted June 16, 2005, is calculated by multiplying these options by the difference in the price of our common stock on December 30, 2006 of $5.54 per share and the exercise price of $3.94 per share. The vesting referred to above occurs upon termination due to permanent disability or death.

(8)
If Mr. Stuewe is terminated by our company without cause, we will reimburse him for reasonable relocation expenses, which will be limited to realtor fees and closing costs for the sale of his Texas residence as well as costs of moving from Texas to California, pursuant to his employment agreement. These expenses are not reasonably estimable.

(9)
All benefits payable to the noted executive officer upon termination without cause may end or be reduced due to his obligation to seek other employment as required by his Senior Executive Termination Benefits Agreement.

(10)	Reflects the estimated present value of one year’s compensation based on the noted executive officer’s base salary at December 30, 2006.
(11)
Reflects the lump-sum proceeds payable to the noted executive officer’s designated beneficiary upon his death, which is two times his then-effective base salary, from a group life insurance policy maintained by our company at its sole expense, capped at $350,000.

(12)
Reflects the lump-sum present value of all future payments that the noted executive officer would be entitled to receive under his Senior Executive Termination Benefits Agreement upon disability. The noted executive officer would be entitled to receive up to 60% of his base salary annually, with the monthly benefit limited to no greater than $10,000, until the age of 65.

(13)	Reflects the present value of outplacement fees to be paid by our company to assist the executive officer in obtaining employment following termination.
(14)
Reflects the acceleration of vesting of 100% of the noted executive officer’s shares of unvested restricted stock with the value based on the most recent closing price of our common stock on December 30, 2006 of $5.54 per share, as well as 100% vesting of the previously unvested shares of his premium options. The value of his previously unvested premium options, granted November 19, 2004, is calculated by multiplying these options by the difference in the price of our common stock on December 30, 2006 of $5.54 per share and the exercise price of $4.16 per share. The value of his previously unvested premium options, granted June 16, 2005, is calculated by multiplying these options by the difference in the price of our common stock on December 30, 2006 of $5.54 per share and the exercise price of $3.94 per share.

(15)
Reflects the estimated present value Mr. Myers’ compensation payable through December 31, 2007 (the end of his employment term under his employment agreement) based on his base salary at December 30, 2006.

(16)
Reflects the lump-sum proceeds payable to Mr. Myers’ designated beneficiary upon his death, which is one and one-half times his then-effective base salary, from a group life insurance policy maintained by our company at its sole expense, capped at $425,000.

(17)
Reflects the acceleration of vesting of 100% of Mr. Seemann’s 11,950 shares of unvested restricted stock with the value based on the most recent closing price of our common stock on December 30, 2006 of $5.54 per share, as well as 100% vesting of the previously unvested shares of his premium options. The value of the previously unvested premium options is calculated by multiplying these options by the difference in the price of our common stock on December 30, 2006 of $5.54 per share and the exercise price of $3.94 per share.

(18)	Pursuant to Mr. Stuewe's employment agreement, the reflected benefits under the heading "Without Cause" are also applicable for a forced resignation. A "forced resignation" means Mr. Stuewe's resignation as a result of (i) a material change in his full authority to manage the business of our company, or (ii) a material increase in the indebtedness of our company over his objection or as a result of a change of control (as defined in Mr. Stuewe's employment agreement).

Compensation of Directors

The following table sets forth certain information regarding the fees paid and stock awards granted to each outside director during the fiscal year ended December 30, 2006.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Total ($)
O. Thomas Albrecht	$81,500	$20,000	---	$101,500
C. Dean Carlson	43,125	---	---	43,125
Kevin S. Flannery (3)	23,667	20,000	---	43,667
Marlyn Jorgensen	40,625	---	---	40,625
Fredric J. Klink	76,375	20,000	---	96,375
Charles Macaluso	84,250	20,000	---	104,250
Michael Urbut	83,125	20,000	---	103,125

(1)
The aggregate number of stock awards outstanding at December 30, 2006 for the directors listed above are as follows: Albrecht, 4,385; Carlson, none; Jorgensen, none; Klink, 4,385; Macaluso, 4,385; and Urbut, 4,385.

(2)

The aggregate number of option awards outstanding at December 30, 2006 for the directors listed above are as follows: Albrecht, 16,000; Carlson, none; Jorgensen, none; Klink, 40,000; Macaluso, 16,000; and Urbut, 4,000.

(3)	Effective April 28, 2006, Mr. Flannery resigned as a director of our company.

Non-employee members of the Board are paid a $35,000 annual retainer. Each outside director receives $1,500 for each board or committee meeting attended in person or by video where minutes are taken or $1,000 if attended by telephone. The chairman of each of the audit, compensation, and nominating and corporate governance committees receives an additional $7,500, $5,000 and $2,500, respectively, as an annual retainer, and the lead director of the Board receives an additional $10,000 annual retainer.

Employee directors receive no additional compensation for serving on the Board.

On May 11, 2005, our stockholders approved the 2004 Omnibus Plan. Awards to purchase an aggregate of 500,000 shares of our common stock may be granted to non-employee directors under the 2004 Omnibus Plan. Under the 2004 Omnibus Plan, on the date of each calendar year on which our independent auditors sign their annual audit report, options to purchase 4,000 shares of our common stock have been and will be granted to each of our non-employee directors. However, these grants occur only if we obtain 90% of our target EBITDA for our most recent completed fiscal year. The per share exercise price of each option granted under the 2004 Omnibus Plan is equal to the fair market value (the closing price of a share of our common stock on the AMEX) per share of our common stock on the date of the grant, or if there was no trading of our common stock on the date of grant, on the next preceding date on which there was trading in our common stock. Twenty-five percent of the shares subject to each option vest on the date that is six months following the date of grant and twenty-five percent of the shares vest on each of the first, second and third anniversaries of the date of grant.

We did not obtain 90% of our target EBITDA for the fiscal year 2006 and, therefore, none of the non-employee directors were granted options to purchase 4,000 shares of our common stock for the fiscal year 2006.

As an element of annual non-employee director compensation, pursuant to the 2004 Omnibus Plan, each non-employee director will receive an annual grant of $20,000 in restricted stock on the third business day after we release our annual financial results. The number of shares granted is determined by dividing $20,000 by the fair market value (the closing price of a share of our common stock on the AMEX) per share of our common stock on the second business day after we release our annual financial results. On March 21, 2006, each non-employee director received a grant of $20,000 in restricted stock. In the aggregate, 21,925 shares of restricted stock were granted to non-employee directors during the fiscal year ended December 30, 2006.

On March 20, 2007, each non-employee director received a grant of $20,000 in restricted stock.

Equity Compensation Plans

The following table sets forth certain information as of December 30, 2006 with respect to our equity compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance, aggregated by (i) all compensation plans previously approved by our security holders, and (ii) all compensation plans not previously approved by our security holders. The table includes:
●	the number of securities to be issued upon the exercise of outstanding options;
●	the weighted-average exercise price of the outstanding options; and
●	the number of securities that remain available for future issuance under the plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	1,673,985	$2.71	3,797,475
Equity compensation plans not approved by security holders	---	---	---
Total	1,673,985	$2.71	3,797,475

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table and notes set forth certain information with respect to the beneficial ownership of shares of our common stock based on Schedule 13G or Schedule 13D filings, as the case may be, as of March 23, 2007, by each person or group within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), who is known to our management to be the beneficial owner of more than five percent of our outstanding common stock and is based upon information provided to us by those persons.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
Jeffrey L. Gendell 55 Railroad Avenue, 3rd Floor, Greenwich, CT 06830	7,846,647	(2)	9.7%
SouthernSun Asset Management, Inc. 6000 Poplar Avenue, Suite 220, Memphis, TN 38119	7,205,368		8.9%
Nader Tavakoli 551 Fifth Avenue, 34th Floor, New York, NY 10176	6,945,756	(3)	8.6%
EagleRock Capital Management, LLC 551 Fifth Avenue, 34th Floor, New York, NY 10176	6,443,778	(4)	8.0%
Gates Capital Management, Inc. see footnote (5) below for address	4,168,517	(5)	5.2%
   __________________
(1)

Except as otherwise indicated in footnotes 2 through 5, the entities named in this table have sole voting and investment power with respect to all shares of capital stock shown as beneficially owned by them.

(2)

Jeffrey L. Gendell, the managing member of Tontine Management, LLC, Tontine Capital Management, LLC, and Tontine Overseas Associates, LLC (collectively, the “Tontine Group”), may be deemed to indirectly beneficially own 7,846,647 shares of our common stock with respect to the shares beneficially owned by the Tontine Group in the aggregate. Mr. Gendell has shared voting and shared dispositive power in respect to these shares.

(3)

Nader Tavakoli, principal of EagleRock Capital Management, LLC, individually owns 501,978 shares of our common stock and may be deemed to have indirect beneficial ownership of an additional 6,443,778 shares of our common stock beneficially owned by EagleRock Capital Management, LLC.

(4)	EagleRock Capital Management, LLC, the investment manager of EagleRock Master Fund, has beneficial ownership of 6,443,778 shares of our common stock owned by EagleRock Master Fund.
(5)

Gates Capital Management, Inc., the investment manager of Gates Capital Partners, L.P., ECF Value Fund, L.P., ECF Value Fund II, L.P. and ECF Value Fund International, Ltd. may be deemed to indirectly beneficially own 4,168,517 shares of our common stock with respect to the shares beneficially owned by Gates Capital Partners, L.P. Gates Capital Partners, L.P. is the general partner of ECF Value Fund, L.P. and ECF Value Fund II, L.P. Jeffrey L. Gates, President and sole shareholder of Gates Capital Partners, L.P., may be deemed to indirectly beneficially own 4,168,517 shares of our common stock. Gates Capital Partners, L.P., ECF Value Fund, L.P., ECF Value Fund II, L.P., ECF Value Fund International, Ltd. and Mr. Gates have shared voting and shared dispositive power in respect of these shares. The address for Gates Capital Partners, L.P., ECF Value Fund, L.P., ECF Value Fund II, L.P. and Jeffrey L. Gates is 1177 Ave. of the Americas, 32nd Floor, New York, New York 10036 and the address for ECF Value Fund International, Ltd. is c/o Trident Fund Services (B.V.I.) Limited, Trident Chambers, Wickhams Cay, P.O. Box 146, Road Town, Tortola, British Virgin Islands.

Security Ownership of Management

The following table and notes set forth certain information with respect to the beneficial ownership of shares of our common stock, as of March 23, 2007, by each director, each nominee for director, each named executive officer and by all directors and executive officers as a group:

Name of Beneficial Owner	Common Stock Owned	Unexercised Plan Options (1)	Common Stock Beneficially Owned (2)	Percent of Common Stock Owned

Randall C. Stuewe	339,946	612,264	952,210	1.2%
O. Thomas Albrecht	17,757	15,000	32,757	*
C. Dean Carlson	1,515,309	0	1,515,309	1.9%
Marlyn Jorgensen	22,883	0	22,883	*
Neil Katchen	32,227	110,100	142,327	*
Fredric J. Klink	7,757	39,000	46,757	*
Charles Macaluso	7,757	15,000	22,757	*
John O. Muse	57,234	107,732	164,966	*
Mark A. Myers	217,627	0	217,627	*
Robert H. Seemann	8,419	4,850	13,269	*
Michael Urbut	37,757	3,000	37,385	*
All executive officers and directors as a group (12 persons)	2,318,861	957,979	3,276,840	4.01%
                           __________________
*	Represents less than one percent of our common stock outstanding.
(1)	Represents options that are or will be vested and exercisable within 60 days of March 23, 2007.
(2)

Except as otherwise indicated in the column “Unexercised Plan Options” and footnote 1, the persons named in this table have sole voting and investment power with respect to all shares of capital stock shown as beneficially owned by them.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS
AND CERTAIN CONTROL PERSONS
None.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and any persons who own more than ten percent of our common stock to file with the SEC various reports as to ownership of the common stock. These persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of the reports furnished to us, the aforesaid Section 16(a) filing requirements were met on a timely basis during fiscal 2006, except that a Form 4 for each of Messrs. Carlson, Jorgensen and Myers was not timely filed in response to a release of our common stock from escrow to each of them pursuant to the NBP Acquisition (this release from escrow occurred on August 14, 2006). These acquisitions of our common stock by Messrs. Carlson, Jorgensen and Myers were each subsequently reported on a Form 4 on October 16, 2006 and all transactions are reflected in this Proxy Statement accordingly.

REPORT OF THE AUDIT COMMITTEE

The following report of the audit committee shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act of 1933 or the Exchange Act or incorporated by reference in any document so filed.

Under the guidance of a written charter adopted by the Board, the audit committee oversees our management’s conduct of the financial reporting process on behalf of our Board. A copy of our audit committee charter can be found on our website at http//www.darlingii.com/investors/governance.html. The audit committee also appoints the accounting firm to be retained to audit our company’s consolidated financial statements, and once retained, the accounting firm reports directly to the audit committee. The audit committee is responsible for approving both audit and non-audit services to be provided by the independent auditors.

Management is responsible for our company’s financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Our company’s independent auditors are responsible for auditing those consolidated financial statements and expressing an opinion on the conformity of those consolidated financial statements with accounting principles generally accepted in the United States. The audit committee’s responsibility is to monitor and review these processes. It is not the audit committee’s duty or responsibility to conduct auditing or accounting reviews.

The audit committee met with management periodically during fiscal 2006 to consider the adequacy of our company’s internal controls, and discussed these matters and the overall scope and plans for the audit of our company with our independent auditors, KPMG LLP. The audit committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of our internal controls and the overall quality of our financial reporting.

The audit committee also discussed with senior management and KPMG LLP our company’s disclosure controls and procedures and the certifications by our Chief Executive Officer and Chief Financial Officer, which are required by the SEC under the recently enacted Sarbanes-Oxley Act of 2002 for certain of our company’s filings with the SEC.

In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 30, 2006 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The audit committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of our company’s accounting principles and other matters as are required to be discussed with the audit committee under auditing standards generally accepted in the United States. In addition, the audit committee has discussed with the independent auditors the auditors’ independence from our company and our management, including the matters in the written disclosures and letter which were received by the audit committee from the independent auditors as required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as amended, and considered the compatibility of non-audit services with the auditor’s independence. The audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committee,” as amended.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board, and the Board approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2006 for filing with the SEC.

The Audit Committee Michael Urbut, Chairman
O. Thomas Albrecht
Marlyn Jorgensen
Fredric J. Klink

INDEPENDENT AUDITORS

One or more representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

In addition to performing the audit of our consolidated financial statements, KPMG LLP provided various other services during fiscal 2006 and 2005. The aggregate fees billed for fiscal 2006 and 2005 for each of the following categories of services are set forth below:

Audit Fees. The aggregate fees billed for professional services rendered by KPMG LLP during the years ended December 30, 2006 and December 31, 2005 for the audit of our financial statements as well as for the audit of our internal control over financial reporting required by the Sarbanes-Oxley Act of 2002 for the years ended December 30, 2006 and December 31, 2005 were $952,000 and $780,000, respectively.

Audit-Related Fees.  The aggregate fees billed for audit-related services rendered by KPMG LLP during the years ended December 30, 2006 and Decekber 31, 2005 for audits of employee benefit plans were $65,000 and $234, 000, respectively.

Tax Fees. The aggregate fees billed for professional services rendered by KPMG LLP during the years ended December 30, 2006 and December 31, 2005 for tax compliance, tax advice and tax planning were $30,000 and $18,000, respectively.

All Other Fees. The aggregate fees billed for professional services rendered by KPMG LLP during the years ended December 30, 2006 and December 31, 2005 for services other than those described above as “Audit Fees,” “Audit-Related Fees” and “Tax Fees” were $145,000 and none, respectively.

Pre-approval Policy

The audit committee is required to pre-approve the audit and non-audit services to be performed by the independent auditor in order to assure that the provision of these services does not impair the auditor’s independence.

All audit services, audit-related services, tax services and other services provided by KPMG LLP were pre-approved by the audit committee, which concluded that the provision of these services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions, and 3.8% of all services provided by KPMG LLP to us for the year ended December 30, 2006 were non-audit related services. The audit committee charter provides for pre-approval of any audit or non-audit services provided to us by our independent auditors. The audit committee may delegate to its chairman pre-approval authority with respect to all permitted audit and non-audit services, provided that any services pre-approved pursuant to this delegated authority shall be presented to the full audit committee at a subsequent committee meeting.

OTHER MATTERS

Our management is not aware of any other matters to be presented for action at the Annual Meeting; however, if any matters are properly presented for action, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment on these matters.

ADDITIONAL INFORMATION

Stockholder Proposals for Inclusion in Our 2008 Annual Meeting Proxy Statement and Proxy Card

Any stockholder proposal to be considered by us for inclusion in our 2008 Proxy Statement and form of proxy card for next year’s Annual Meeting of Stockholders, expected to be held in May 2008, must be received by our Secretary at our principal executive offices located at 251 O’Connor Ridge Boulevard, Suite 300, Irving, Texas 75038, no later than December 10, 2007 (120 days prior to the first anniversary of the date of this Proxy Statement). The SEC rules set forth standards as to what stockholder proposals are required to be included in a Proxy Statement.

Other Stockholder Proposals for Presentation at Our 2008 Annual Meeting

For any proposal that is not submitted for inclusion in next year’s Proxy Statement (as described above) but is instead sought to be presented directly at the 2008 Annual Meeting, SEC rules permit management to vote proxies in its discretion if we: (a) receive notice of the proposal more than 45 days prior to the anniversary of the mailing date of this Proxy Statement and we advise stockholders in next year’s Proxy Statement about the nature of the matter and how management intends to vote on the matter; or (b) do not receive notice of the proposal at least 45 days prior to the anniversary of the mailing date of this Proxy Statement. Notices of intention to present proposals at the 2008 Annual Meeting should be addressed to our Secretary at our principal executive offices located at 251 O’Connor Ridge Boulevard, Suite 300, Irving, Texas 75038.

By Order of the Board,
/ s / Joseph R. Weaver, Jr.

Joseph R. Weaver, Jr.
Secretary

Irving, Texas
April 10, 2007

DARLING INTERNATIONAL INC.

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Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 8, 2007.

Vote by Internet
- Log on to the Internet and go to **www.investorvote.com**
- Follow the steps outlined on the secured website.

Vote by telephone
- Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message.

Using a **black ink** pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A The Board of Directors recommends a vote FOR all the nominees.

1. Election of Directors:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Randall C. Stuewe	☐	☐	02 - O. Thomas Albrecht	☐	☐	03 - C. Dean Carlson	☐	☐
04 - Marlyn Jorgensen	☐	☐	05 - Fredric J. Klink	☐	☐	06 - Charles Macaluso	☐	☐
07 - Michael Urbut	☐	☐						

2. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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